Exhibit 10.46

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. [**] denotes omissions.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

[**]

AND

PTC THERAPEUTICS, INC.

November 26, 2024

TABLE OF CONTENTS

RECITALS1

ARTICLE 1 DEFINITIONS1

ARTICLE 2 PURCHASE AND SALE; CLOSING5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER11

ARTICLE 5 COVENANTS12

ARTICLE 6 CONDITIONS PRECEDENT TO CLOSING15

ARTICLE 7 TERMINATION17

ARTICLE 8 INDEMNIFICATION AND LIMITATIONS OF LIABILITY18

ARTICLE 9 GENERAL PROVISIONS21

List of Exhibits

Exhibit A Exhibit 2.4(b) Exhibit 2.5(a) Exhibit 2.5(b) Exhibit 2.5(c) Exhibit 2.5(d) Exhibit 2.6(c) Exhibit 2.6(d)

Approval Letter

Form of Seller Cover Letter

Form of Bill of Sale

Form of Seller Transfer Acknowledgment Letter

Form of Seller Closing Certificate

Form of Seller Secretary’s Certificate

Form of Buyer PRV Transfer Letter

Form of Buyer Closing Certificate

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 26, 2024 (the “Effective Date”), by and between [**], a corporation organized under the laws of the [**] (“Buyer”), and PTC THERAPEUTICS, INC., a company organized under the laws of the State of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Buyer each desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”).

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements as set forth herein in connection with the Asset Purchase contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below:
(a)“Action” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice or proceeding.
(b)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it: (i) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding capital stock, voting securities or other ownership interest (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.
(c)“Agilis Merger Agreement” means the agreement and plan of merger agreement, July 19, 2018, between Seller, Agility Merger Sub, Inc., and Agilis Biotherapeutics, Inc.
(d)“Agreement” has the meaning set forth in the Preamble.

(e)“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, assignment, encumbrance, license or other grant of rights or disposition to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided, that “Alternative Transaction” shall not include any debt or equity financing transaction of the Seller or any acquisition of substantially all of Seller’s assets (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise) so long as such acquisition provides that this Agreement continues to be binding, enforceable and in full force and effect on the same terms in effect as of the Effective Date.
(f)“Antitrust Approval” has the meaning set forth in Section 5.3(b).
(g)“Approval Letter” means, the letter, dated November 13, 2024 from the FDA to Seller, reflecting the FDA Approval and the grant of the Priority Review Voucher, attached hereto as Exhibit A.
(h)“Asset Purchase” has the meaning set forth in the Recitals.
(i)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York, United States.
(j)“Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).
(k)“Closing” has the meaning set forth in Section 2.3.
(l)“Closing Date” has the meaning set forth in Section 2.3.
(m)“Confidential Information” means (i) any and all confidential and proprietary information, including, but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets shall constitute Confidential Information of the Buyer from and after the Effective Date.
(n)“Confidentiality Agreement” means that certain Confidential Disclosure Agreement by and between the Parties (including their Affiliates), dated [**].

(o)“Consent” means any and all filings, authorizations, consents, approvals, notices, permits, orders, registrations or declarations.
(p)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
(q)“CPR Mediation Procedure” has the meaning set forth in Section 9.8.
(r)“Dispute” has the meaning set forth in Section 9.8.
(s)“DOJ” means the United States Department of Justice.
(t)“Encumbrance” means any lien, pledge, charge, mortgage, owner’s mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, leasehold interest, security interest, encumbrance, adverse claim, interference, or other restriction on transfer, ownership or use.
(u)“Excluded Liabilities” has the meaning set forth in Section 2.1(b).
(v)“FDA” means the U.S. Food and Drug Administration.
(w)“FDA Approval” means the marketing authorization issued by the FDA to Seller on November 13, 2024, in accordance with Section 351(a) of the PHSA, relating to BLA 125722 for Kebilidi (eladocagene exuparvovec-tneq) for the treatment of adult and pediatric patients with aromatic L-amino acid decarboxylase (AADC) deficiency.
(x)“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
(y)“FTC” means the United States Federal Trade Commission.
(z)“Fundamental Representations” means the representations and warranties contained in Section 3.1(Organization; Standing and Power), Section 3.2 (Due Authority), Section 3.3(b)(i) (No Contravention), Section 3.5 (Title to Purchased Assets), Section 3.7 (Compliance with Legal Requirements), Section 3.8 (Regulatory Compliance), Section 3.11 (Revocation; Use of Purchased Assets), Section 3.12 (Marketed Product) and Section 3.13 (Brokers).
(aa)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

(bb)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.
(cc)“Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable.
(dd)“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 8
(ee)“Indirect Tax” has the meaning set forth in Section 2.9.
(ff)“Judgment” means any orders, writs, injunctions, awards, judgments, settlements, stipulations, determinations and decrees entered by or with any Governmental Entity.
(gg)“Knowledge” means, with respect to Seller, the actual knowledge of the facts and information of any member of senior management of Seller with specific involvement in the creation of the Purchased Asset, after performing a reasonable inquiry with respect to such facts and information.
(hh)“Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
(ii)“Legal Requirement” means any Law, or any Judgment, or any license, franchise, authorization of any Governmental Entity or similar right granted under any of the forgoing, or any similar provision having the force or effect of Law applicable to a Party or to any of its assets, properties or businesses.  Legal Requirements shall include, with respect to Seller or its Affiliates, any responsibilities, requirements, parameters, conditions or obligations relating to the Priority Review Voucher set forth in (i) the Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, (iii) the FFDCA or PHSA, or (iv) the FDA’s Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers – Guidance for Industry” (July 2019).
(jj)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Action or governmental order and those arising under any Contract.
(kk)“Losses” means all losses, Liabilities, damages, claims, causes of action, Judgments, awards, suits, Taxes, fines, penalties, costs or expenses (including reasonable attorneys’ and experts’ fees and expenses).
(ll)“Market,” “Marketed” or “Marketing” means to market a drug as described in Section 529(e)(1) of the FFDCA.
(mm)“Marketing Period” has the meaning set forth in Section 3.12.

(nn)“Outside Date” has the meaning set forth in Section 7.1(b).
(oo)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
(pp)“PHSA” means the United States Public Health Service Act, 42 U.S.C. § 201 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
(qq)“Pre-Closing Period” has the meaning set forth in Section 5.1.
(rr)“Priority Review” has the meaning given in Section 529(a)(1) of the FFDCA.
(ss)“Priority Review Voucher” means the priority review voucher assigned tracking number PRV BLA 125722 issued by the Secretary of the Department of Health and Human Services pursuant to Section 529(b)(1) of the FFDCA to Seller, as evidenced by the Approval Letter, that entitles the holder to Priority Review of a single human drug application submitted under Section 505(b)(1) of the FFDCA or Section 351(a) of the PHSA.
(tt)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
(uu)“Purchase Price” has the meaning set forth in Section 2.2.
(vv)“Purchased Assets” means (i) the Priority Review Voucher and (ii) any and all rights, benefits and entitlements with respect thereto afforded to the holder of the Priority Review Voucher in such capacity.
(ww)“Rare Pediatric Disease Product” means the rare pediatric disease product which is the subject of the Approval Letter and for which the Priority Review Voucher was granted.
(xx)“Rare Pediatric Disease Product Application” means the rare pediatric disease product application, as defined in Section 529(a)(4) of the FFDCA, for the Rare Pediatric Disease Product.
(yy)“Regulatory Change” means any (i) changed or additional Legal Requirement, amendment, supplement or interpretation to any then-existing Legal Requirement or (ii) additional, amended or supplemented term or condition that is not set forth in the Approval Letter imposed on the Priority Review Voucher or a party seeking to use or transfer the Priority Review Voucher, that in either case of (i) or (ii) has been enacted, adopted, approved, or imposed by a Governmental Entity with appropriate jurisdiction over the matter between the Effective Date and the Closing Date and adversely impacts or limits the manner in which Buyer or any subsequent transferee may use, receive, hold, transfer or otherwise exploit the Priority Review Voucher.
(zz)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
(aaa)“SEC” has the meaning set forth in Section 5.6.
(bbb)“Seller Indemnified Party” has the meaning set forth in Section 8.1(b).
(ccc)“Tax” or “Taxes” means any and all domestic and non-U.S., federal, state, provincial, local, municipal and other taxes, fees, levies, duties, tariffs, imposts and like assessments or charges in the nature of a tax, including taxes or charges on, or measured by or with respect to, gross or net income, gain, gross receipts, capital, franchise, windfall and other profits, sales, use, real or personal property, payroll, as well as any value added, ad valorem, transfer, license, withholding, employment, unemployment, excise, severance, stamp, occupation, municipal, municipal surcharge, environmental, social security, escheat, unclaimed property and other tax, together with any interest or any penalty thereon and addition thereto, whether disputed or not, and including (i) the Tax liability of any other Person imposed pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of other tax Law and (ii) the obligation to indemnify or assume or otherwise succeed to the Tax liability of any other Person, by Contract or pursuant to any Law.
(ddd)“Third Party” means any Person other than a Party and such Party’s Affiliates.
(eee)“Third Party Claim” has the meaning set forth in Section 8.1(a).
(fff)“Transfer Taxes” has the meaning set forth in Section 2.8.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

PURCHASE AND SALE; CLOSING
2.1Purchase and Sale of Purchased Assets.
(a)Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall purchase from Seller and Seller shall sell, transfer, convey, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.  Seller shall perform all actions necessary to facilitate the transfer of the Purchased Assets to Buyer.
(b)Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall assume, nor shall Buyer or any of its Affiliates be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of Seller or its Affiliates, including any Liabilities arising from or related to Seller’s ownership prior to the Closing of any rights with respect to the Purchased Assets, including any payments required to be made by Seller or any of its Affiliates pursuant to Section 2.8 of the Agilis Merger Agreement (such Liabilities, the “Excluded Liabilities”).  Seller shall be solely responsible for all such Excluded Liabilities.
2.2Purchase Price.  The total consideration to be paid by Buyer for all of the Purchased Assets shall be ONE HUNDRED FIFTY MILLION US DOLLARS (US$150,000,000.00) (the “Purchase Price”).  Buyer shall pay the Purchase Price to Seller on the Closing Date in United States dollars by wire transfer of immediately available funds to a bank account specified by Seller in accordance with the written wire instructions provided by Seller to Buyer at least three (3) Business Days prior to the expected Closing Date.
2.3Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, at 10:00 a.m. New York Time on the first (1st) Business Day following the date on which all of the conditions precedent set forth in Article 6 have been satisfied or waived (other than conditions to be satisfied only by the delivery of certificates or other documents at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as the Parties may mutually agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
2.4Title Passage; Delivery of Purchased Assets.
(a)Title Passage.  Upon the Closing, all of the right, title and interest in and to the Purchased Assets shall pass to Buyer free and clear of all Encumbrances.
(b)Method of Delivery of Assets.  On a date agreed upon by the Parties, but in no event later than three (3) Business Days following the Closing Date, Seller will submit to the FDA the separate notifications referred to in Section 2.5(b) and Section 2.6(c), respectively, as a submission to BLA 125722 through the FDA’s Electronic Submissions Gateway under the cover letter in the form attached as Exhibit 2.4(b), and Seller shall provide to Buyer confirmation from the FDA of successful submission and a complete copy of such submission.  Without limiting the foregoing, Buyer (in its sole discretion) may also notify the FDA of the transfer of the Purchased Assets and submit the notifications referred to in Section 2.5(b) and Section 2.6(c).
(c)Filings; Notifications.  Buyer and Seller agree to reasonably cooperate and assist each other with respect to all filings or notifications to the FDA related to the transfer and assignment of the Purchased Assets.
2.5Closing Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer the following:
(a)a duly executed counterpart of the Bill of Sale substantially in the form attached hereto as Exhibit 2.5(a);
(b)an executed copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Seller pursuant to

Section 2.4(b), which notification shall be in the form of Exhibit 2.5(b) or such other form as the FDA may require as of the Closing Date;
(c)a certificate of Seller dated as of the Closing Date, in the form set forth in Exhibit 2.5(c), duly executed by Seller, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b);
(d)a certificate of Seller dated as of the Closing Date, in the form set forth in Exhibit 2.5(d), duly executed by Seller, certifying as to the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, the transactions contemplated hereunder and authorizing the person or persons executing this Agreement on behalf of Seller or any instrument delivered, or to be delivered, hereunder to so execute and deliver such instrument; and
(e)a properly completed, validly executed, true and correct Internal Revenue Service Form W-9 certifying that Seller is not subject to backup withholding for United States federal income tax purposes.
2.6Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller the following:
(a)payment of the Purchase Price in accordance with Section 2.2;
(b)a duly executed counterpart of the Bill of Sale substantially in the form attached hereto as Exhibit 2.5(a);
(c)an executed copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Seller pursuant to Section 2.4(b), which notification shall be in the form of Exhibit 2.6(c) or such other form as the FDA may require as of the Closing Date; and
(d)a certificate of Buyer dated as of the Closing Date, in the form set forth in Exhibit 2.6(d), duly executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b).
2.7Withholding.  Buyer (and any agent or Affiliate of Buyer) shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to Seller all amounts that such Person is required to deduct and withhold under any Legal Requirement; provided, however, that the Parties shall use commercially reasonable efforts to reduce and minimize any such withholding or deduction, or to obtain, at Seller’s cost, a refund of previously withheld amounts, to the maximum extent permitted by Legal Requirements; provided, further, that Buyer shall not be required to submit any confidential information of Buyer in connection with any of the foregoing activities.  Amounts so deducted and withheld under this Section 2.7 shall be treated for all purposes of this Agreement as having been delivered and paid to Seller under this Agreement.  Buyer shall promptly remit any amounts withheld and deducted on account of taxes to the appropriate taxing authority.

2.8Transfer Taxes and Fees.  The Purchase Price is exclusive of any and all transfer, conveyance, recordation and similar Taxes, fees or duties assessed or incurred by reason of the sale by Seller or the purchase by Buyer of the Purchased Assets hereunder (“Transfer Taxes”).  Such Transfer Taxes shall be economically borne by the Seller. All such Transfer Taxes shall be paid to the appropriate taxing authority by the Party that is legally responsible in the first instance under applicable Legal Requirements, and the Parties shall promptly reimburse each other as necessary such that 100% of all Transfer Taxes are borne by Seller. Buyer and Seller shall reasonably cooperate in preparing and timely filing any tax returns required to be filed in respect of any Transfer Taxes.
2.9Indirect Taxes.  The Purchase Price is exclusive of any applicable value added, sales, consumption, goods and services taxes or other similar Taxes required under applicable law to be disclosed as a separate item on an invoice by reason of the sale by Seller or the purchase by Buyer of the Purchased Assets hereunder (“Indirect Tax”).  Buyer shall be responsible for any Indirect Taxes, which shall be added to the Purchase Price and promptly paid to Seller in substantially the same manner as the Purchase Price upon receipt of a valid invoice furnished by Seller to Buyer setting forth in detail such any Indirect Taxes provided that, if any applicable Indirect Taxes are not separately stated on any invoice (the “Unstated Indirect Taxes”), then Seller shall be responsible for any interest, penalties, additions to or increases of the applicable Indirect Taxes due hereunder that are attributable to such Unstated Indirect Taxes.  Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from Indirect Taxes and agrees to cooperate in good faith with the other Party and provide any information and documentation that may be necessary to minimize the amount of indirect Taxes.  Should any taxing authority determine that a transaction contemplated by this Agreement should be subject to an Indirect Tax that was not paid to the appropriate taxing authority and Seller is required to pay such Indirect Taxes to such taxing authority, Buyer shall pay to Seller or its relevant Affiliates the applicable amount of such indirect Tax on the basis of a valid invoice furnished by Seller to Buyer setting forth in detail such Indirect Taxes.
2.10Broker and Other Party Fees and Royalties.  Notwithstanding any other provision in this Agreement to the contrary, Seller shall bear and pay any and all fees, royalties, expenses and other payments that may become payable by Seller or its Affiliates in connection with any arrangements or other agreements made by Seller or its Affiliates with any broker, finder, investment banker or other party in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement, including any payments required to be made by Seller or any of its Affiliates pursuant to Section 2.8 of the Agilis Merger Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Effective Date and the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date) as follows:

3.1Organization, Standing and Power.  Seller is a company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.  Seller is not in violation of its certificate of incorporation or bylaws, in each case, as amended to date.
3.2Due Authority.  Seller has all requisite power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller.  This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity).
3.3No Contravention.  The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) the Priority Review Voucher, the Approval Letter or any Contract to which Seller or any Affiliate of Seller is a party or bound which involves or affects in any way any of the Purchased Assets, or (iii) any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Purchased Assets.
3.4No Consents.  Except for (a) the Antitrust Approval required by the HSR Act and (b) the letters referenced in Section 2.5(b) and 2.6(c), no Consent of a Governmental Entity or any other Person, is necessary or required in connection with the execution, delivery and performance by Seller of this Agreement, and the consummation by Seller or its Affiliates of the transactions contemplated hereby.
3.5Title to Purchased Assets.  Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets and owns good and transferable title to the Purchased Assets free and clear of any Encumbrances.  Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets.  Seller has the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing free and clear of all Encumbrances and, at the Closing, will sell, transfer, convey, assign and deliver to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances.

3.6Contracts.  Except for this Agreement, there is no Contract to which Seller or any of its Affiliates is a party to or bound by that affects (or may  affect) the issuance of, ownership of, transfer or licensing of, title to, or use of any of the Purchased Assets, or that otherwise assigned, transferred, licensed, conveyed or encumbered, or granted or allowed to exist any Encumbrance with respect to, any of Seller’s right, title or interest in, to or under the Purchased Assets.
3.7Compliance with Legal Requirements.  Seller and its Affiliates are, and at all times have been, in compliance with all Legal Requirements that are or were at any such time applicable to the Purchased Assets.  None of Seller or any of its Affiliates has received any written or oral notice or other communication from any Person regarding any actual or alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.
3.8Regulatory Compliance.  Since the three (3) year period prior to the Effective Date and as it relates to the FDA Approval, the Approval Letter, the Priority Review Voucher or the activities giving rise to such FDA Approval, the Approval Letter or the Priority Review Voucher, neither Seller, any Affiliate of Seller, nor to the Knowledge of Seller, any Representative of Seller or any Affiliate of Seller, has made an untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact or a fraudulent statement to the FDA or any other Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.
3.9Legal Proceedings.  There is no pending or, to Seller’s Knowledge, threatened, Action involving Seller or any of its Affiliates, nor has there been an Action involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are a party or subject to the provisions of any Judgment, (a) that involves or affects (or would reasonably be expected to involve or affect) the issuance of, continued validity of, ownership of, transfer or license of, title to, or use of any of the Purchased Assets, including any such Action or Judgment that seeks to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or its Affiliates of any of the Purchased Assets, in each case as a result of the transactions contemplated by this Agreement, or (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement, or (c) that seeks to obtain from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement any damages or which would result in the transactions contemplated hereby being rescinded following consummation.  To the Knowledge of Seller, there is no fact or circumstance that would reasonably be expected to serve as a basis for any of the foregoing Actions.
3.10Governmental Authorizations.  Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.
3.11Revocation; Use of Purchased Assets.  The Priority Review Voucher was awarded to Seller by the FDA in respect of Seller’s sponsorship of a Rare Pediatric Disease Product

Application pursuant to Section 529(b)(1) of the FFDCA.  The Priority Review Voucher has been duly granted and issued and has not been terminated, redeemed, transferred, suspended, cancelled or revoked and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to (with or without notice or lapse of time, or both) result in the termination, suspension, cancellation or revocation of the Priority Review Voucher by a Governmental Entity, give rise to a right of the FDA to revoke the Priority Review Voucher, result in the redemption or (other than pursuant to transactions contemplated by this Agreement) transfer of the Priority Review Voucher, or that could reasonably be expected to preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Closing to obtain Priority Review or any other benefits associated with the Purchased Assets.  The Priority Review Voucher has not been transferred to any Person, including any Affiliate of Seller, and the transfer contemplated by this Agreement constitutes the first and only transfer of the Priority Review Voucher.  There is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the Approval Letter or provided for under applicable Law.  Seller has provided to Buyer true and complete copies of the Approval Letter and all other correspondence submitted or received by Seller or any of its respective Affiliates regarding the Priority Review Voucher.  Neither Seller nor any of its Affiliates has notified the FDA, or permitted any Third Party to notify the FDA, pursuant to Section 529(b)(4)(B)(i) of the FFDCA or otherwise, of an intent to use the Priority Review Voucher.
3.12Marketed Product. Seller and its Affiliates have commenced, will commence, or Seller shall cause its Affiliates to commence, Marketing in the United States of the Rare Pediatric Disease Product within the three hundred and sixty-five (365) day period beginning on the date of FDA approval of such product (such period, the “Marketing Period”).
3.13Brokers.  Except for [**], no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.
3.14Solvency.  Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller or any Affiliate of Seller.  The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing.  After the Closing, Seller will not be insolvent and will have the ability to pay its debts as they become due.
3.15No Other Representations.  Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article III, and Seller hereby disclaims any such other representations and warranties.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

4.1Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the [**].  Buyer has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.  Buyer is not in violation of its certificate of incorporation or bylaws, in each case, as amended to date.
4.2Authority.  Buyer has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and validly approved and authorized by all necessary corporation action.  This Agreement has been duly executed and delivered by Buyer.  This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity).
4.3No Contravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer or any Affiliate of Buyer is a party or bound by or by which it or its assets or properties are bound or under which Buyer or any Affiliate of Buyer has material rights or benefits, or (c) except as may be required to comply with the HSR act, any Legal Requirements applicable to Buyer.
4.4No Consents.  Except for (a) any Antitrust Approval required by the HSR Act and (b) the letters referenced in Section 2.5(b) and Section 2.6(c), no Consent of any Governmental Entity or any other Person is necessary or required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer or its Affiliates of the transactions contemplated hereby.
4.5Brokers.  No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.
4.6Funds.  Buyer has sufficient funds to consummate the transactions contemplated by this Agreement.

4.7Non-Reliance.  Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article III.
4.8No Other Representations.  Neither Buyer nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article IV, and Buyer hereby disclaims any such other representations and warranties.
ARTICLE 5
COVENANTS
5.1Efforts.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly contemplated by this Agreement or with such other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, each Party shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Article 6.
5.2No Solicitation.
(a)During the Pre-Closing Period, Seller shall not, nor shall it authorize, instruct or permit any of its Affiliates or its or their Representatives, to (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry, proposal or offer to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have discussions, (iii) accept any inquiry, proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing.
(b)If, during the Pre-Closing Period, Seller or any of its Representatives receives any inquiries, proposals or offers with respect to or that could reasonably be expected to lead to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives), Seller shall promptly (and, in any event, within 24 hours) advise Buyer orally and in writing of any such inquiry, proposal or offer, and subject to any existing confidentiality obligations, the terms and conditions thereof.
(c)Without limiting Section 5.2(a), it is understood that any violation of the restrictions set forth in Section 5.2(a) by any Person covered by Section 5.2(a), whether or not such Person is purporting to act on behalf of Seller, shall be deemed to be a breach of Section 5.2(a) by Seller.
5.3Antitrust Notification.
(a)Subject to the limitations set forth in this Agreement (including in Section 5.3(a)), Buyer and Seller shall use reasonable best efforts to cause the prompt expiration or termination of any applicable waiting period (or any extensions thereof, including any timing agreements, understandings, or commitments entered into or made to the FTC or DOJ to extend any waiting period or not consummate the Agreement) and to consummate the transactions contemplated hereunder, including by no later than the close of business on November 27, 2024 filing with the FTC and the DOJ the premerger notification and report form required as a result of the contemplated purchase and sale of the Purchased Assets and the other transactions contemplated hereby.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  The Parties shall reasonably consult and cooperate with each other and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other representatives of the recipient without the advance written consent of the party providing such materials. The Parties shall use reasonable best efforts to (i) cooperate with one another and promptly inform the other Party of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, (ii) comply promptly with any such reasonable inquiry or request, allowing the other to review in advance of submission, and considering in good faith the views of the other, in connection with any substantive responses, analyses, appearances, presentations, memoranda, briefs, arguments and proposals, (iii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (iv) with the exception of business documents designated and deemed highly confidential or competitively sensitive by the possessing Party (including documents submitted as attachments to the Party’s notification and report form under the HSR Act), furnish the other Party or the other Party’s outside counsel with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the transactions contemplated hereunder or any investigation with respect to the transactions contemplated hereunder, provided that the Parties may as they deem advisable and necessary, redact as necessary to remove legally privileged content, valuation details or to comply with contractual arrangements.  Notwithstanding anything herein to the contrary, Buyer shall have, except where prohibited by applicable Law, sole and complete responsibility for determining the strategy for obtaining consents and approvals of any Governmental Entity, having in good faith considered comments made by Seller.  Buyer shall pay all filing fees for the filing under the HSR Act.
(b)From and after the date on which the filings are made pursuant to Section 5.3(a), Buyer and Seller shall use reasonable best efforts to obtain any clearance required under the HSR Act (the “Antitrust Approval”), including replying as soon as reasonably practicable and advisable to any requests for information received from the FTC or DOJ pursuant to the HSR Act.  Notwithstanding the foregoing, in connection with and as a result of any Antitrust Approval granted during the Pre-Closing Period, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (i) (A) sell, hold, separate, divest, license, discontinue, or limit any assets, businesses, equity, holdings, intellectual property, or other interests or (B) any conditions relating to, or changes or restrictions in, the conduct of the Parties or their Affiliates, including the operation or use of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new Contracts or modify or terminate existing Contracts), including with respect to the Purchased Assets and use of the Priority Review Voucher to obtain Priority Review of a product candidate of Buyer or its Affiliates or any other benefit associated with the Purchased Assets or (ii) any material modification or waiver of the terms and conditions of this Agreement.
5.4Expenses.  Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.
5.5Further Assurances.  During the Pre-Closing Period, and from and after the Closing, the Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall, at no expense to the other Party, (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review and a future transfer of the Priority Review Voucher by Buyer after the Closing Date.  The Parties agree that the user fees to be paid in connection with the use of the Priority Review Voucher by Buyer or any subsequent transferee of the Priority Review Voucher, and all other user fees under the FFDCA applicable to the human drug application for which the Priority Review Voucher is redeemed, shall be borne exclusively by Buyer or any such subsequent transferee of the Priority Review Voucher.  In any such event, Seller shall have no liability or obligation for any such fees.
5.6Public Announcements.  Except as may be required by applicable Law or as may be required to comply with the requirements of any applicable stock exchange or any Governmental Entity, including the U.S. Securities and Exchange Commission (the “SEC”),

neither Party shall (i) disclose the existence or terms of this Agreement (other than disclosures to Representatives on a need-to-know basis and who are bound by confidentiality terms substantially no less stringent than the terms of the Confidentiality Agreement) or (ii) issue any press release publication or other public announcement relating to this Agreement, the performance of this Agreement, or that otherwise identifies the other Party as a party to this Agreement, in each case without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).  To the extent practicable, the disclosing Party shall give at least two (2) Business Day’s advance notice of any disclosure to the non-disclosing Party (including a copy of the proposed disclosure), and the non-disclosing Party may provide any comments on the proposed disclosure during the foregoing time period; provided, that such disclosing Party shall be under no obligation to accept any such comments provided by the non-disclosing Party.  The Parties acknowledge that Seller may be obligated to file a copy of this Agreement with the SEC.  Without limiting the foregoing, Seller shall provide Buyer with a reasonable opportunity to review the proposed filing and, if requested by Buyer, Seller shall request, and use reasonable efforts to obtain, confidential treatment of this Agreement pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit; provided that Buyer acknowledges that there is no assurance that such redactions will be permitted by the SEC and the SEC may require filing of the Agreement in full.
5.7Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing, and promotional material, or other form of publicity or filing that is publicly available, without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 5.7 shall not prohibit either Party from making any disclosure identifying the other Party that, based on the advice of the disclosing Party’s counsel, is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided that such disclosing Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than two (2) Business Day prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.
5.8Compliance with Legal Requirements.  Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to the Rare Pediatric Disease Product Application, to comply at all times with all Legal Requirements applicable to such Persons (as the sponsor of such Rare Pediatric Disease Product Application and the initial recipient and owner of the Priority Review Voucher, as applicable), in any case relating to the Purchased Assets, including any and all Legal Requirements applicable to the validity, maintenance, use or transfer of the Priority Review Voucher.  Seller shall promptly forward to Buyer any written communications or notices (and shall promptly notify Buyer of any oral communications or notices) it or its Affiliates receive from any Governmental Entity in respect of, or that would reasonably be expected to adversely impact in any material respect, the Purchased Assets; provided that Seller may redact any portion of such written communications or other notices that is not relevant to the Purchased Assets.  Without limiting the generality of the foregoing, to the extent required, now or in the future, under applicable Legal Requirements or otherwise by the FDA for the maintenance, use or transfer of the Priority Review Voucher, or to avoid revocation of the Priority Review Voucher, Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to the Rare Pediatric Disease Product Application, to submit a post-approval production report to the FDA not later than five (5) years after the FDA Approval in accordance with Section 529(e)(2) of the FFDCA.
5.9Marketing. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to, within Marketing Period, Market in the United the Rare Pediatric Disease Product to the extent and in a manner required, now or in the future, under applicable Legal Requirements or otherwise by any applicable Governmental Entity to preclude the FDA from exercising its authority to revoke the Priority Review Voucher pursuant to Section 529(e)(1) of the FFDCA or as otherwise required for the use or transfer of the Priority Review Voucher. Seller shall promptly forward to Buyer copies of any written communications  it or its Affiliates receive from, or send to, the FDA relating to the anticipated or actual marketing status of the Rare Pediatric Disease Product, including, without limitation, any marketing status notification under section 506I of the FFDCA and any related correspondence. Promptly following any request in writing by Buyer, Seller shall notify Buyer in writing as to whether the Marketing requirement described in the immediately preceding sentence has been satisfied.
5.10Certain Other Covenants.  During the Pre-Closing Period, (i) Seller shall, and shall cause each of its Affiliates to, maintain the Priority Review Voucher in full force and effect and provide Buyer with prompt written notice of any Regulatory Change to the extent Seller has Knowledge of such Regulatory Change, (ii) Seller shall not, and shall cause each of its Affiliates not to, (A) enter into any Contract with respect to the Purchased Assets or (B) take or permit, or omit to take any action that would reasonably be expected to adversely affect any of the Purchased Assets, Seller’s or any of its Affiliates’ ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing, and (iii) each Party shall, and shall cause each of its Affiliates to, provide the other Party hereto with prompt written notice of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would reasonably be expected to cause any condition to the obligations of such Party to effect the Closing or the failure of such Party to comply with or satisfy in any material respect any covenant to be complied with or satisfied by such Party pursuant to this Agreement; provided the failure by a Party to give notice of any such occurrence as required pursuant to this Section 5.10 with respect to a breach of or inaccuracy in a representation or warranty contained herein shall not, in and of itself, render such breach or inaccuracy to become a failure to comply with a covenant.  Such notices provided pursuant to this Section 5.10 shall not be deemed to amend, modify or supplement any representation or warranty provided by a Party in this Agreement or any certificate or document delivered hereunder and shall not operate as a waiver or otherwise affect or impair any Party’s rights under this Agreement (including with respect to Article 7 and Article 8).
5.11Confidentiality.
(a)With respect to Confidential Information received by any Party, such Party shall (i) keep such Confidential Information confidential, (ii) not use such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose such Confidential Information to any Person, except in each case, as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b)A Party may disclose Confidential Information only to its Representatives on a need-to-know basis and shall (i) enforce the terms of this Section 5.11 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 5.11 and (iii) be responsible and liable for any breach of this Section 5.11 by it or its Representatives.
(c)If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 5.11, such Party shall provide the disclosing Party with prompt written notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.11. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. For the avoidance of doubt, this Section 5.11(c) does not apply to those disclosures concerning this Agreement to which Section 5.6 applies.
(d)Nothing herein shall prohibit or otherwise restrict the disclosure of any Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity to enable the use or transfer of the Priority Review Voucher; provided, that Buyer, its Affiliates and their respective Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures. Further, nothing herein shall prohibit or otherwise restrict public announcements permitted by, and made in accordance with, Section 5.6 and 5.7.
5.12Disclosure Concerning Use of the Priority Review Voucher.  In the event that Buyer or any of its Affiliates uses (or notifies the FDA of its intent to use) the Priority Review Voucher in connection with a human drug application, Buyer or such Affiliate may, in any press release, public announcement or other disclosure relating to its filing (or proposed filing) of the relevant human drug application, disclose that the Priority Review Voucher acquired from Seller has been used (or is intended to be used) in connection with such human drug application.
ARTICLE 6
CONDITIONS PRECEDENT TO CLOSING
6.1Conditions Precedent to Seller’s Obligation.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on the Closing Date of the following conditions:
(a)Representations and Warranties of Buyer.  Each of the representations and warranties of Buyer made in Article 4 shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date).

(b)Compliance with Agreements and Covenants.  Buyer and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or any such Affiliate on or before the Closing Date.
(c)Antitrust.  Any waiting period (or extension thereof, including any timing agreements, understandings, or commitments entered into or made to the FTC or DOJ to extend any waiting period or not consummate the Agreement) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired at or prior to 11:59 p.m. Eastern time on December 27, 2024.
(d)No Injunction or Legal Restraint.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued or be pending by any court of competent jurisdiction that is in effect and which has the effect of, or that if in effect would have the effect of, making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.
(e)Closing Deliveries.  Buyer shall have made the deliveries contemplated under Section 2.6.
6.2Conditions Precedent to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on the Closing Date of the following conditions:
(a)Representations and Warranties of Seller.  Each of the representations and warranties of Seller made in Article 3, other than the Fundamental Representations, shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date).  The Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date).
(b)Compliance with Agreements and Covenants.  Seller and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Seller or any such Affiliate on or before the Closing Date.
(c)Antitrust.  Any waiting period (or extension thereof, including any timing agreements, understandings, or commitments entered into or made to the FTC or DOJ to extend any waiting period or not consummate the Agreement) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired at or prior to 11:59 p.m. Eastern time on December 27, 2024.

(d)No Injunction or Legal Restraint.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued or be pending by any court of competent jurisdiction that is in effect and which has the effect of, or that if in effect would have the effect of, making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.
(e)Absence of Governmental Litigation. No Action commenced by a Governmental Entity shall be pending or threatened that seeks a Judgment, nor shall there be any Judgment in effect as a result of any Action commenced by a Governmental Entity, (i) challenging or seeking to restrain, prohibit, prevent, enjoin, alter, or delay the consummation of the transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement any damages, (ii) that would result in the transactions contemplated hereby being rescinded following consummation, (iii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or its Affiliates of any of the Purchased Assets, or to compel Buyer or its Affiliates to dispose of or hold separate any material portion of the business or assets of Buyer or its Affiliates, in each case as a result of the transactions contemplated by this Agreement, or (iv) seeking to impose limitations on the ability of Buyer or any of its Affiliates to acquire or hold, or exercise full rights of ownership or use of, the Purchased Assets, including the right to use the Purchased Assets to obtain Priority Review of a product candidate of Buyer or its Affiliates or any other benefit associated with the Purchased Assets.
(f)No Regulatory Change.  There shall not have occurred and remain in effect any Regulatory Change.
(g)Closing Deliveries.  Seller shall have made the deliveries contemplated under Section 2.5.
6.3Obligation to Proceed. Upon satisfaction or waiver of the foregoing conditions set forth in Sections 6.1and 6.2 (for the avoidance of doubt, including the expiration or termination the waiting period (or extension thereof, including any timing agreements, understandings, or commitments entered into or made to the FTC or DOJ to extend any waiting period or not consummate the Agreement) under the HSR Act referred to in Sections 6.1(c) and 6.2(c)), then the parties shall be obligated to proceed to Closing as contemplated by Article 2.
ARTICLE 7
TERMINATION
7.1Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Closing:
(a)by mutual written consent of Buyer and Seller;
(b)by Buyer or Seller, if the Closing has not occurred by 11:59 p.m. Eastern time on January 3, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement shall not be available to any Party whose breach of any provision set forth in this Agreement is the primary cause of the failure of the Closing to occur on or before the Outside Date;
(c)by Buyer or Seller, if (i) any Law having the effect referred to in Section 6.1(c) or Section 6.2(c), as applicable, has been enacted, issued, promulgated, enforced or entered or (ii) any order, injunction or decree having the effect referred to in Section 6.1(c) or Section 6.2(c), as applicable, is in effect and has become final and non-appealable;
(d)by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 6.2, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Seller within twenty (20) Business Days after receiving written notice thereof from Buyer (provided that in no event shall such twenty (20) Business Day extend beyond the Outside Date); or
(e)by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Seller at the Closing set forth in Section 6.1 and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Seller (provided that in no event shall such twenty (20) Business Day extend beyond the Outside Date).
7.2Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 7, this Agreement shall become void and of no further force or effect, except that (i) the provisions of this Section 7.2, Sections 5.4 and 5.6, and Article 1 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the Confidentiality Agreement shall survive termination in accordance with its terms, and there shall be no liability on the part of Buyer or Seller except for damages from any material breach by such Party of this Agreement prior to the effective date of such termination.
ARTICLE 8
INDEMNIFICATION AND LIMITATIONS OF LIABILITY
8.1Indemnification.
(a)Indemnification by Seller.  From and after the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates and its and their respective directors, officers, employees, agents, Representatives, successors and assigns (each, a “Buyer Indemnified Party”) harmless for, from and against any and all Losses, whether or not arising from, relating to or otherwise in connection with a claim of a Third Party (each, a “Third Party Claim”), which any

Buyer Indemnified Party may suffer, incur, sustain or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of or inaccuracy in any representations and warranties of Seller made under this Agreement or any certificate or document delivered hereunder; (ii) any breach of or failure to perform any covenants or obligations of Seller made under this Agreement or any certificate or document delivered hereunder; (iii) all Excluded Liabilities; and (iv) any fraud or intentional misrepresentation of Seller in connection with this Agreement; provided that, except in the case of fraud, the aggregate liability of Seller under this Section 8.1(a) shall be limited to the amount of the Purchase Price.
(b)Indemnification by Buyer.  From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and its and their respective directors, officers, employees, agents, Representatives, successors and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses, whether or not arising from, relating to or otherwise in connection with a Third Party Claim, which any Seller Indemnified Party may suffer, incur, sustain or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of or inaccuracy in any representations and warranties of Buyer made under this Agreement or any certificate or document delivered hereunder; (ii) any breach of or failure to perform any covenants or obligations of Buyer made under this Agreement or any certificate or document delivered hereunder; (iii) any fraud or intentional misrepresentation of Buyer in connection with this Agreement; and (iv) (except to the extent arising from, relating to or otherwise in connection with, a breath or inaccuracy in, or a breach of or failure to perform any, representations, warranties, covenants or obligations of Seller hereunder) Buyer’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets; provided that, except in the case of fraud, the aggregate liability of the Buyer under this Section 8.1(b) shall be limited to the amount of the Purchase Price.
8.2Notice of Loss.
(a)In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1(a) or 8.1(b) in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the applicable Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim and prior to the end of the applicable survival period under Section 8.3; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.1(a) or 8.1(b) except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure.
(b)If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending and indemnifying the Indemnified Party with respect to such Third Party Claim (subject to the limitations set forth in Section 8.6), the Indemnifying Party shall have the right to defend (with counsel reasonably selected by the Indemnifying Party and approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at its sole cost and expense, such Third Party Claim (other than a class action, a criminal matter or a claim in which non-monetary equitable or injunctive relief against the Indemnified Party is sought) by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party, in which case for clauses (A) - (C) above, the Indemnified Party may withhold its consent in its sole discretion.  If the Indemnifying Party does not elect to assume control of the defense of a Third Party Claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon at least ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld or delayed), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation.  The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.
(c)The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.
(d)In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving, a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party, and the Section(s) of this Agreement upon which such claim for indemnification is then based); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.1(a) or 8.1(b) except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure.
8.3Survival.  The representations and warranties of Seller and Buyer under this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided, however, that all covenants, the Fundamental Representations and any claims for fraud shall survive the Closing Date and shall remain in full force and effect until the later of (a) six (6) years following the Closing Date and (b) the expiration of the applicable statute of limitations.  No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in this Section 8.3.  Notwithstanding the foregoing, if written notice of a claim has been given in the manner required by Section 8.2 prior to the expiration of the applicable survival period by the Party seeking indemnification for such claim, then the relevant covenants, representations and warranties of the other Party shall survive as to such claim until such claim has been finally resolved pursuant to this Article 8.
8.4Additional Indemnification Matters.  Except to the extent that the applicable representation or warranty is qualified by Knowledge, the right of indemnification provided under this Article 8 shall not be affected by any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any representation, warranty, covenant or agreement contained herein.
8.5Adjustments.  Any amount paid under this Article 8 shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.
8.6Additional Limitations of Liability.  Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by the Buyer Indemnified Parties on the one hand, or by Buyer from the Seller Indemnified Parties on the other hand, shall equal the Purchase Price.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, EXCEPT TO THE EXTENT ACTUALLY AWARDED AGAINST AN INDEMNITEE PURSUANT TO A JUDGMENT WITH RESPECT TO A THIRD PARTY CLAIM, EACH PARTY HERETO WAIVES (I) ANY CLAIM FOR PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL, LOST PROFITS, OR LOST REVENUE DAMAGES, AND (II) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.  The limitations specified in this Section 8.6 will survive the termination of the Agreement.
8.7Exclusive Remedy.  From and after the Closing, this Article 8 will provide the exclusive remedy against either Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby, except nothing in this Agreement will prevent or otherwise limit either Party from seeking or obtaining injunctive or other equitable relief for any breach of any covenant or agreement set forth herein or making any claim in the event of fraud.  The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
ARTICLE 9
GENERAL PROVISIONS
9.1Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 9.1 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.1, or (c) sent by email as a PDF attachment.  Such notice shall be deemed to have been given (a) as of the date delivered by hand, (b) on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or (c) the first Business Day following transmission by email if no automated notice of delivery failure is received by the sender.  Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

If to Buyer, to:

[**]

with a copy (which shall not constitute notice) to:

[**]

If to Seller, to:

PTC Therapeutics, Inc.

500 Warren Corporate Center Drive

Warren, NJ 07059

Attention: Legal

Email: [**]

with a copy (which shall not constitute notice) to:

WilmerHale

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attention: Brian A. Johnson & George W. Shuster, Jr.

Email: [**]

9.2Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term.  The words “will” and “shall” have the same meaning.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The language of this Agreement shall be deemed to be the language mutually chosen by the

Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.
9.3References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.
9.4Entire Agreement; Amendments.  This Agreement, the documents, Exhibits and Schedules referred to herein, and the Confidentiality Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized Representatives of both Parties.
9.5Assignment.  Without the prior written consent of the other Party neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that Buyer may make such an assignment, in whole or in part, without Seller’s consent, to any Affiliate, purchaser, transferee, or assignee of the Purchased Assets.  With respect to any permitted assignment, the assigning Party shall remain responsible for the performance by such permitted assignee of the assigning Party’s duties and obligations hereunder.  Any attempted assignment or delegation in violation of this Section 9.5 shall be void and of no effect.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Buyer or Seller, as the case may be.
9.6Severability.If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by applicable Law, each Party hereby waives any provision of Law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

9.7Governing Law.  This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
9.8Mediation.
(a)The Parties shall first attempt to resolve any dispute, controversy or claim arising out of or related to this Agreement (“Dispute”) by confidential mediation in accordance with the then current mediation procedure (“CPR Mediation Procedure”) of the International Institute for Conflict Prevention and Resolution (www.cpradr.org) before initiating litigation.  The CPR Mediation Procedure shall control, except where it conflicts with this Section 9.8, in which case this Section 9.8 shall control.  The mediator shall be chosen pursuant to the CPR Mediation Procedure.  The mediation shall be held in New York, New York.  All aspects of the mediation shall be treated as confidential.
(b)Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute.  The Parties shall select a mediator within 30 days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation.  In no event, however, shall mediation continue for more than 60 days from initial notice by a Party to initiate meditation, unless the Parties agree in writing to extend that period.
(c)Any period or statute of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.
(d)The parties may jointly opt out of the mediation procedure by written mutual agreement.
(e)Either Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.
(f)Notwithstanding anything to the contrary in this Agreement, the foregoing provisions of this Section 9.8 shall not apply to any Dispute related to the failure of either Party to perform its obligations required to be performed prior to the Closing pursuant to this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its specified terms, and instead the provisions of Section 9.9 shall apply to any such Dispute.
9.9Dispute Resolution.
(a)if the Parties fail to resolve any applicable Dispute in mediation or if Section 9.8(e) applies, and a Party desires to pursue resolution of the applicable Dispute, such Dispute may be submitted by such Party for resolution exclusively in the United States District Court for the Southern District of New York, or in New York State Supreme Court in the Borough of Manhattan if the United States District Court does not have jurisdiction.  Each of the Parties (i) consents to the exclusive jurisdiction of each such court with respect to resolution of such Dispute, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court, and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process or by registered mail to such Party’s address set forth in Section 9.1.
(b)The Parties agree to seek an early conference with the court and to advise the court of this Agreement.  The Parties agree to make all filings required by the court on a schedule that will assure trial ready status eight months after the service of the first complaint and further agree to make all motions, including motions for summary judgment, on a schedule that will allow them to be fully considered by the court less than eight months after the service of the first complaint.
(c)Both Parties agree to conduct discovery in a manner and on a schedule to assure completion of discovery within five months after service of the first complaint.  To that end, each of the Parties agrees to pursue no more than the following discovery in the aggregate from all parties and non-parties to the action: a total of no more than 15 requests for documents (including subparts); a total of no more than 15 interrogatories (including subparts); a total of no more than 40 hours of deposition testimony from all witnesses in the aggregate, including both fact and expert witnesses; and a total of no more 20 hours of non-party witnesses.  The Parties agree to work together to reach agreement to limit discovery of electronically stored information, including the use of date restrictions and file types.  To obtain email, the parties to the Dispute must propound specific email production requests directed to specific issues, rather than general discovery.  Email production requests shall identify the custodian, search terms, and time frame and be limited to a total of five custodians and five search terms.
(d)Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.
9.10WAIVER OF JURY TRIAL.  EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.  THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
9.11Waiver and Non-Exclusion of Remedies.
(a)Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise, and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.
(b)The Parties agree that irreparable harm would occur in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm.  Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement.  Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.
9.12No Benefit to Third Parties.  Except as provided in Article 8, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
9.13Counterparts; Execution.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  This Agreement may be executed by electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

[**]

By:	[**]
	Name:	[**]
	Title:	[**]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PTC THERAPEUTICS, INC.

By:	/s/ Pierre Gravier
	Name:	Pierre Gravier
	Title:	CFO